Exhibit 23.1

W.T. Uniack & Co. CPA’s, P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of Silver Falcon Mining, Inc. on Form S-1/A and our report dated April 2, 2012 with respect to our audits of the financial statements of Silver Falcon Mining, Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s, P.C.

Alpharetta, Georgia

September 17, 2012